Exhibit 99.1

MAP Pharmaceuticals Announces Termination of Pediatric Asthma Collaboration

— Company to Suspend Development of UDB —

MOUNTAIN VIEW, Calif., July 9, 2009—MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced that it has received a notice of termination of the license agreement with AstraZeneca related to the company’s Unit Dose Budesonide (UDB) product candidate. The termination was received on July 8, 2009, effective immediately. All rights licensed to AstraZeneca in the agreement now revert to the company. MAP Pharmaceuticals plans to suspend development of UDB, which did not meet primary endpoints in a Phase 3 trial in children 12-months to eight years of age with mild asthma.

“Physicians and parents continue to express a need for improved therapies for pediatric asthma that offer faster nebulization times, lower doses of steroid exposure, improved treatment compliance and reduced side effects when compared to currently available therapies. MAP Pharmaceuticals is considering options for its pediatric asthma program moving forward, including the development of a next generation therapy with budesonide,” said Timothy S. Nelson, president and chief executive officer of MAP Pharmaceuticals. “Separately, MAP Pharmaceuticals remains focused on developing our LEVADEX™ migraine therapy, which recently achieved all four primary endpoints in a Phase 3 clinical trial, with the goal of bringing this differentiated treatment to the many patients who suffer from the debilitating effects of migraine.”

MAP Pharmaceuticals will provide updated financial guidance for 2009 in its second quarter results release. MAP Pharmaceuticals finished the first quarter of 2009 with cash and cash equivalents of $67.7 million and $4.7 million in accounts receivables.

About MAP Pharmaceuticals

MAP Pharmaceuticals is dedicated to developing and commercializing new therapies for patients suffering from conditions that are not adequately treated by currently available medicines. LEVADEX inhaled therapy is being developed for the potential treatment of migraine and has completed a successful Phase 3 trial. In addition, MAP Pharmaceuticals generates new pipeline opportunities by applying its proprietary drug particle and inhalation technologies to enhance the therapeutic benefits of proven drugs, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history.

LEVADEX and Tempo are trademarks of MAP Pharmaceuticals, Inc.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to the company’s development programs, including MAP Pharmaceuticals’ LEVADEX product candidate. Actual results may differ materially from current expectations based on risks and uncertainties affecting the company’s business, including, without limitation, risks and uncertainties relating to the development of drug candidates, the conduct and completion of clinical trials, risks related to the failure to achieve favorable clinical outcomes or to have the company’s LEVADEX product candidate approved for commercial use. The reader is cautioned not to unduly rely on the forward- looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals’ results and other risks and uncertainties are detailed in its Quarterly Report on Form 10-Q, filed with the SEC on May 8, 2009, and available at http://edgar.sec.gov.

CONTACT: Christopher Y. Chai, Chief Financial Officer of MAP Pharmaceuticals, Inc., +1-650-386-3107; or media, Nicole Foderaro of Invigorate Communications, +1-415-946-1058, nfoderaro@invigoratepr.com.